Exhibit 4.2


                                 PROMISSORY NOTE


                                                                PHOENIX, ARIZONA
$___________                                                    _______ __, 2002


     THIS NOTE IS ONE IN A SERIES OF PROMISSORY NOTES ("NOTE(S)") ISSUED PURSUANT TO THE TERMS OF AN OFFERING OF COLLATERALIZED DEBT INSTRUMENTS AND THAT CERTAIN SECURITY AGREEMENT AND APPOINTMENT OF AGENT FOR HOLDERS, DATED _________ __, 2002 (THE "SECURITY AGREEMENT"), THAT THE PARTIES EXPECT MAY AGGREGATE THE PRINCIPAL AMOUNT OF $1,100,000.00. ALL CAPITALIZED TERMS HEREIN HAVE THE SAME MEANING AS STATED OR PROVIDED IN THE SECURITY AGREEMENT.

     FOR VALUE RECEIVED, the undersigned (the "MAKER") hereby promises to pay to the order of _____________________________________________ ("LENDER"), at
Phoenix, Arizona or at such other place, or to such other party or parties as the holder of this Note may from time to time designate, the principal sum of ______________________________ ($___________) together with interest on the unpaid principal balance from the date the funds are advanced (the "FUNDING DATE"), at the rate of six percent (6%) per annum (the "STATED RATE"), in the following manner: (1) six (6) equal quarterly payments of interest only beginning on May 1, 2002; (2) thereafter, twelve (12) equal quarterly payments of principal and interest based upon a seven (7) year amortization of the principal; and then (3) a final balloon payment of all remaining principal and interest then due on May 1, 2008 (the "LOAN MATURITY"). Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. All amounts are payable in lawful money of the United States. Interest shall accrue at the Stated Rate beginning on the Funding Date.

1.   SECURITY.

     This Note is secured by collateral pursuant to the Security Agreement and a UCC-1 Financing Statement. Such instruments and documents, together with any other instruments and documents evidencing or securing the indebtedness evidenced by this Note, are referred to herein as the "SECURITY DOCUMENTS."

2.   EVENTS OF DEFAULT AND LENDER'S REMEDIES.

     The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

     (A) Nonpayment of principal, interest or any other amount when due under this Note;

     (B) Failure to perform any duty or obligation of Maker or to pay any sum due or otherwise advanced under any Security Document or any other default by Maker thereunder;

     (C) The conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;

     (D) The appointment, at any time during the Bankruptcy Case, of a trustee, pursuant to 11 U.S.C.ss.1104; or

     (E) The occurrence of any of the Events of Default set forth in the Security Agreement.

     Upon the occurrence of an Event of Default hereunder, Agent for Lender, pursuant to the terms and in accordance with the procedures set forth in the Security Agreement, shall provide to Maker a written Notice of Default at the address set forth herein and provide to Maker a period of ten (10) business days from the date of the Notice of Default in order to cure all defaults under this Note and/or any of the other Loan Documents. If any such defaults remain uncured as of the close of business on the tenth business day following the date of the Notice of Default, the Agent for Lender may, pursuant to the terms and in accordance with the procedures set forth in the Security Agreement, exercise any of the rights and remedies contained in the Security Agreement.

     All payments on this Note shall be applied in the manner set forth in the Security Agreement.

3.   TIME OF THE ESSENCE.

     Time is of the essence of this Direct Offering Note.

4.   GOVERNING LAW AND JURISDICTION.

     The enforcement, performance, discharge, lack of performance and formation of this Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of Arizona, regardless of any applicable conflict-of-law rules to the contrary.

     The parties hereby:

          (i) irrevocably submit to the jurisdiction of the Superior Court of Maricopa County, State of Arizona, or any successor to said court, and to the jurisdiction of the United States Bankruptcy Court for the District of Arizona, or any successor to said court (hereinafter referred to as the "ARIZONA COURTS") for purposes of any suit, action or other proceeding which relates to the transactions contemplated in this Agreement;

          (ii) to the extent permitted by applicable law, waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that they are not subject to the jurisdiction of the Arizona Courts; that the suit, action or proceeding is brought in an inconvenient forum; that the venue of the suit, action or proceeding is improper; or that this Agreement or any transaction provided for herein may not be enforced in or by the Arizona Courts; and

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
          (iii) agree not to seek, and hereby waive, any collateral review by any other court, which may be called upon to enforce the judgment or any of the Arizona Courts, of the merits of any such suit, action or proceeding or the jurisdiction of said Arizona Court.

     IN WITNESS WHEREOF, this Promissory Note has been executed as of the date first written above.

MAKER:

EBIZ ENTERPRISES, INC.
JONES BUSINESS SYSTEMS, INC.


By
     --------------------------------
     Bruce Parsons
Its: President




STATE OF TEXAS          )
                        ) ss.
COUNTY OF HARRIS        )


     The foregoing instrument was acknowledged before me this ______ day of __________________, 2002, by Bruce Parsons, the President of EBIZ Enterprises, Inc., and Jones Business Systems, Inc.


                                        --------------------------------
                                        Notary Public
My Commission Expires:

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